Exhibit 10.1

Partner Agreement Between

OZ Management LP and Jeffrey C. Blockinger

This Partner Agreement dated as of September 30, 2009 (the “Admission Date”) (as amended, modified, supplemented or restated from time to time, this “Agreement”) reflects the agreement of OZ Management LP (the “Partnership”) and Jeffrey C. Blockinger (the “Limited Partner”) with respect to certain matters concerning (i) the admission of the Limited Partner to the Partnership upon the Admission Date, (ii) the grant by the Partnership to the Limited Partner on the date hereof of Class D-1 Common Units (as defined below) under the Amended and Restated Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan (as amended, modified, supplemented or restated from time to time, the “Plan”), (iii) the grant to the Limited Partner on the date hereof of Class A Shares under the Plan, and (iv) his rights and obligations under the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 30, 2009 (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”). In connection with the Limited Partner’s admission to the Partnership, the Partnership shall also grant to the Limited Partner a certain number of Class A restricted stock units (“RSUs”) under the Plan pursuant to the terms of an RSU Award Agreement to be entered into on the date hereof between the Partnership and the Limited Partner. This Agreement shall be a “Partner Agreement” (as defined in the Limited Partnership Agreement). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement.

1. Admission of the Limited Partner and Grant of Class A Shares.

(a) Admission of the Limited Partner. Pursuant to the provisions of Section 3.1(f) of the Limited Partnership Agreement, the General Partner hereby designates a new series of Class D Common Units, which shall be “Class D-1 Common Units.” The Compensation Committee of the Board of Directors of Och-Ziff Capital Management Group LLC (the “Committee”) has approved the award of Class D-1 Common Units under the Plan. The Limited Partner shall be deemed admitted as a limited partner of the Partnership at the time the Limited Partner and the General Partner have each executed this Agreement and the signature page of the Limited Partnership Agreement attached hereto and the General Partner shall cause the Limited Partner to be named as a Limited Partner in the books of the Partnership and the Partnership shall issue to the Limited Partner the number of Class D-1 Common Units set forth on Schedule A hereto pursuant to and subject to the Plan. Upon such admission, the Limited Partner’s initial Capital Account balance shall be as set forth on Schedule A hereto. The Limited Partner is hereby designated as an “Original Partner” (for purposes of the Limited Partnership Agreement) by the General Partner and the rights, duties and obligations of the Limited Partner under the Limited Partnership Agreement following his admission to the Partnership shall, except to the extent modified by the terms of this Agreement, be the same as those of the previously admitted Original Partners thereunder. Following the Admission Date, the Limited Partner shall be eligible to participate in any benefit plans or programs sponsored or maintained by the Partnership and its Affiliates (including, without limitation, any life insurance, disability insurance and liability insurance), on the same general terms provided to other Individual Limited Partners.

(b) Grant of Class A Shares. Subject to all of the terms and conditions of the Plan, including approval by the Committee, immediately after receipt by the Limited Partner of the Class D Common Units, the Partnership hereby grants to the Limited Partner 400,000 Class A Shares (as defined in the Plan) under the Plan, each such Class A Share to become vested and non-forfeitable on the date hereof. Such grant shall be treated as a guaranteed payment described in Section 707(c) of the Code.

2. Withdrawal. Vesting and Non-Compete Provisions.

(a) Withdrawal and Vesting Provisions. The following changes shall apply to the provisions of Sections 2.13(g), 8.3(a)(ii) and 8.4(b) of the Limited Partnership Agreement with respect to the Limited Partner and his Related Trusts, if any, and his or their Common Units: (i) references therein to the Closing Date shall be deemed to refer to the Admission Date, (ii) their Common Units shall be treated as Class A Common Units thereunder, and (iii) if any Class D-1 Common Units are reallocated thereunder, each Class D-1 Common Unit shall automatically convert into a Class A Common Unit upon such reallocation but will remain subject to the same vesting requirements as the Class D-1 Common Units of the Limited Partner had been before his Withdrawal.

(b) Non-Competition Covenant. Notwithstanding any provisions hereof or of the Limited Partnership Agreement to the contrary, the Restricted Period with respect to the Limited Partner shall, solely for purposes of Section 2.13(b)(i) of the Limited Partnership Agreement, conclude on the last day of the 12-month period immediately following the date of the Limited Partner’s Special Withdrawal or Withdrawal.

(c) Cross-References. References in the Limited Partnership Agreement to Sections thereof (including Sections 2.13(b), 2.13(g), 8.3(a)(ii) and 8.4(b)) that are modified by this Agreement shall be deemed to refer to such Sections as modified hereby.

3. Termination of Rights and Obligations under Existing Agreements. On the Admission Date, the Managing Director Agreement between the Limited Partner and the Partnership dated as of July 19, 2007 (as amended, modified, supplemented or restated from time to time, the “MD Agreement”), together with any other oral or written agreements between the Limited Partner and the Partnership or its Affiliates (collectively, together with the MD Agreement, the “Blockinger MD Agreements”), shall automatically terminate with immediate effect and without the need for notice by either party and shall be of no further force or effect and, for the avoidance of doubt, but not by way of limitation, no further payment or benefit whatsoever shall be due or payable to the Limited Partner under the terms of the Blockinger MD Agreements, and this Agreement (and any other agreements entered into on the date hereof between the Limited Partner and the Partnership or its Affiliates) shall supersede and replace the Blockinger MD Agreements, except that, notwithstanding the foregoing, the Limited Partner, in his capacity as a limited partner of the Partnership, will be entitled to receive any unvested compensation (including cash and RSUs) granted under the Blockinger MD Agreements that remains unpaid as of the Admission Date, provided that the Limited Partner’s entitlement to and receipt of such compensation shall be subject to the same terms and restrictions (including with respect to vesting and forfeiture) as under the Blockinger MD Agreements, taking into account the Limited Partner’s change of status from employee to limited partner of the Partnership, which compensation shall be treated as guaranteed payments described in Section 707(c) of the Code.

4. Indemnification. The Partnership will indemnify and hold harmless the Limited Partner in connection with the participation in (including as a witness) or settlement of (i) any inquiry, investigation or proceeding by a regulatory or other governmental authority, including any self-regulatory organization or (ii) any civil litigation, if such inquiry, investigation, proceeding or civil litigation is in connection with the Limited Partner’s actions as Chief Compliance Officer or Chief Legal Officer for the Partnership or any of its Affiliates. In this regard, the Partnership agrees to provide, upon the Limited Partner’s request, independent legal counsel to the Limited Partner to be selected by the Limited Partner and shall be responsible for the costs of such legal counsel. If the Limited Partner is entitled to indemnification or other payments in respect of the foregoing matters from a source other than the Partnership or its Affiliates (including, without limitation, any insurance policy of any of the foregoing), the Limited Partner shall be required to look for satisfaction of its claims initially, but not exclusively, under the indemnity or other cover provided by such other source. Notwithstanding the foregoing sentence, this Section 4 is intended to be in addition to, not in limitation of, Sections 2.8, 2.9 and 2.10 of the Limited Partnership Agreement.

5. Estate & Tax Planning. The Partnership will pay for the costs of the Limited Partner’s estate and tax planning to the same extent as it has generally paid for the estate and tax planning costs of the other Individual Original Partners.

6. Acknowledgment. The Limited Partner acknowledges that he has been given the opportunity to ask questions of the Partnership and has consulted with counsel concerning this Agreement to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.

7. Miscellaneous.

(a) Any notice required or permitted under this Agreement shall be given in accordance with Section 10.10 of the Limited Partnership Agreement.

(b) Except as specifically provided herein, this Agreement cannot be amended or modified except by a writing signed by both parties hereto.

(c) This Agreement and any amendment hereto made in accordance with Section 7(b) hereof shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Limited Partner, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

(d) If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

(e) The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.

(f) The Limited Partner acknowledges and agrees that, in the event of any conflict between the terms of the Limited Partnership Agreement and the terms of this Agreement with respect to the rights and obligations of the Limited Partner, the terms of this Agreement shall control. Except as specifically provided herein, this Agreement shall not otherwise affect any of the terms of the Limited Partnership Agreement.

IN WITNESS WHEREOF, this Partner Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Partner Agreement.

GENERAL PARTNER:

OCH-ZIFF HOLDING CORPORATION, a Delaware corporation

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

/s/ Jeffrey C. Blockinger
Jeffrey C. Blockinger

Schedule A: Blockinger’s Interest in the Partnership

Common Units	Number issued to Blockinger upon the Admission Date	Initial Capital Account Balance

Class D-1 Common Units	1,150,000	$0